EXHIBIT 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Alliqua BioMedical, Inc. on Form S-3 (File No. 333-197844) and Form S-8 (File No. 333-193513) of our report dated February 24, 2015, with respect to our audits of the consolidated financial statements of Alliqua BioMedical, Inc. and Subsidiaries as of December 31, 2014 and 2013 and for the years then ended, which report is included in this Annual Report on Form 10-K of Alliqua Biomedical, Inc. for the year ended December 31, 2014.

/s/ Marcum llp

New York, NY

February 24, 2015